[LOGO] NATIONAL CITY
                                 BANCORPORATION



                                      2000



                                 THIRD QUARTER

                                     REPORT

                                  NINE MONTHS

                                     ENDED

                               SEPTEMBER 30, 2000

TO OUR STOCKHOLDERS:

Net earnings were $4,552,000 for the third quarter of 2000, compared with $5,023,000 in the third quarter of 1999. Earnings per share were 53 cents, compared with 57 cents for the same quarter of 1999. Net earnings for the nine months ended September 30, 2000 were $13,545,000 or $1.58 per share, compared with $12,542,000 or $1.34 per share last year. Net earnings for the third quarter and nine months of 1999 were impacted by a state income tax refund of $1,233,000 which had an after tax effect of approximately $769,000. Without the effect of the tax refund, net income from continuing operations increased $298,000 or 4 cents per share in the third quarter and $1,772,000 or 24 cents for the nine months, an improvement of 7 percent and 15 percent, respectively.

Nonperforming assets were $12.9 million or 1.43 percent of total loans at September 30, 2000 compared with $16.3 million or 1.94 percent of total loans at December 31, 1999. The Company's reserve for loan losses at quarter-end was $12.6 million or 1.39 percent of loans outstanding.There were net chargeoffs during the quarter of $2.3 million compared with net recoveries of $63 thousand in the third quarter of 1999.

Net interest income which represents 85 percent of total revenues, was $13.3 million in the quarter, up 5 percent from the year-earlier period. The increase was largely a result of higher loan volume, with average loans increasing by 9 percent. Noninterest income for the third quarter was down from the year-earlier period. The relative decline relates primarily to the income tax refund received in the prior year. Noninterest expense increased 3.8 percent compared with last year.

At its October 18, 2000 meeting the Board of Directors declared a regular quarterly cash dividend on common stock of 14 cents per share, payable December 1, 2000, to stockholders of record November 2, 2000.


/s/ David C. Malmberg                                    /s/ David L. Andreas

David C. Malmberg                                        David L. Andreas
Chairman of the Board                                    President and
                                                         Chief Executive Officer

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NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                           September 30,    December 31,
                                                                               2000             1999
--------------------------------------------------------------------------------------------------------
ASSETS
     Cash & due from banks ............................................    $     45,103     $     36,997
     Federal funds sold and resale agreements .........................           3,725           55,655
     Available-for-sale securities:
          U.S. Treasury ...............................................           4,981            4,958
          U.S. Government agencies ....................................          43,970           21,637
          Mortgage-backed .............................................          85,666           95,921
          Municipal ...................................................          19,845            9,189
          Other securities ............................................           4,607            3,635
                                                                           ------------     ------------
               Total available-for-sale securities ....................         159,069          135,340
     Held-to-maturity securities:
          Mortgage-backed .............................................          40,925           46,572
                                                                           ------------     ------------
               Total held-to-maturity securities ......................          40,925           46,572
                 (approximate market value: 2000-$40,012; 1999-$45,297)
     Loans ............................................................         904,901          838,585
          Less allowance for loan losses ..............................         (12,591)         (13,883)
                                                                           ------------     ------------
               Net loans ..............................................         892,310          824,702
     Premises and equipment ...........................................           7,799            8,921
     Accrued interest receivable ......................................           9,305            7,600
     Customer acceptance liability ....................................           2,132            1,424
     Other assets .....................................................          23,664           22,969
                                                                           ------------     ------------
          Total assets ................................................    $  1,184,032     $  1,140,180
                                                                           ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
          Noninterest bearing .........................................    $    142,308     $    166,039
          Interest bearing ............................................         501,453          448,269
                                                                           ------------     ------------
               Total deposits .........................................         643,761          614,308
     Federal funds purchased and repurchase agreements ................          88,180           89,950
     Commercial paper .................................................          36,844           38,777
     Other short-term borrowed funds ..................................          56,465           45,053
     Acceptances outstanding ..........................................           2,132            1,424
     Other liabilities ................................................          11,302           22,719
     Long-term debt ...................................................         186,000          176,000
                                                                           ------------     ------------
          Total liabilities ...........................................       1,024,684          988,231
     Stockholders' equity:
          Common stock, par value $1.25
               Authorized shares: 40,000,000
               Issued shares: 2000-8,866,143; 1999-8,861,944 ..........          11,083           11,077
          Additional paid-in capital ..................................         122,042          121,982
          Unrealized gains (losses) net of tax effect .................            (736)          (1,883)
          Retained earnings ...........................................          34,026           23,735
                                                                           ------------     ------------
               Subtotal ...............................................         166,415          154,911
     Less common stock in treasury at cost:
       2000-394,232 shares; 1999-125,222 shares .......................          (7,067)          (2,962)
                                                                           ------------     ------------
               Total stockholders' equity .............................         159,348          151,949
                                                                           ------------     ------------
               Total liabilities and stockholders' equity .............    $  1,184,032     $  1,140,180
                                                                           ============     ============

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)

                                                                           Three Months Ended           Nine Months Ended
                                                                              September 30,               September 30,
                                                                           2000          1999          2000          1999
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Interest and fees on loans ....................................    $   23,657    $   20,071    $   67,480    $   56,385
     Interest on federal funds sold and resale agreements ..........           253           214           663           408
     Interest and dividends on securities ..........................         3,260         2,675         9,519         8,157
                                                                        ----------    ----------    ----------    ----------
          Total interest income ....................................        27,170        22,960        77,662        64,950

INTEREST EXPENSE
     Interest on deposits ..........................................         7,323         4.500        19,189        11,910
     Interest on short-term borrowed funds .........................         2,585         3,408         7,964         9,750
     Interest on long-term debt ....................................         3,937         2,323        10,859         6,537
                                                                        ----------    ----------    ----------    ----------
          Total interest expense ...................................        13,845        10,231        38,012        28,197
                                                                        ----------    ----------    ----------    ----------
          Net interest income ......................................        13,325        12,729        39,650        36,753
     Provision for loan losses .....................................           845         1,111         1,995         2,970
                                                                        ----------    ----------    ----------    ----------
          Net interest income after provision for loan losses ......        12,480        11,618        37,655        33,783

NONINTEREST INCOME
     Service charges on deposit accounts ...........................           578           614         1,825         1,851
     Fees for other customer services ..............................           421           486         1,337         1,371
     Trust fees ....................................................         1,134         1,189         3,366         3,614
     State income tax refund .......................................                       1,233                       1,233
     Other .........................................................           201           125           609           414
                                                                        ----------    ----------    ----------    ----------
          Total noninterest income .................................         2,334         3,647         7,137         8,483

NONINTEREST EXPENSES
     Salaries and employee benefits ................................         4,040         3,980        12,754        12,242
     Net occupancy expense .........................................           945           815         2,603         2,494
     Equipment rentals, depreciation and maintenance ...............           795           900         2,590         2,645
     Other .........................................................         1,533         1,350         4,611         4,231
                                                                        ----------    ----------    ----------    ----------
          Total noninterest expense ................................         7,313         7,045        22,558        21,612
                                                                        ----------    ----------    ----------    ----------
     Earnings before taxes .........................................         7,501         8,220        22,234        20,654
     Applicable income taxes .......................................         2,949         3,197         8,689         8,112
                                                                        ----------    ----------    ----------    ----------
          Net earnings .............................................    $    4,552    $    5,023    $   13,545    $   12,542
                                                                        ==========    ==========    ==========    ==========
Basic earnings per common share ....................................    $     0.53    $     0.57    $     1.58    $     1.43

Average common shares outstanding ..................................     8,471,039     8,756,876     8,550,335     8,771,368

FINANCIAL HIGHLIGHTS
(in thousands except per share)


                                    THIRD QUARTER ENDED
                                       SEPTEMBER 30,
                                -------------------------       PERCENT
                                   2000            1999         CHANGE
                                ---------       ---------       -------
EARNINGS:
 Net interest income .......    $  13,325       $  12,729          5%
 Net earnings ..............        4,552           5,023         (9)%

BASIC EARNINGS PER SHARE:
 Net earnings ..............    $    0.53       $    0.57         (7)%



                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,
                                -------------------------
                                   2000            1999
                                ---------       ---------
EARNINGS:
 Net interest income .......    $  39,650       $  36,753          8%
 Net earnings ..............       13,545          12,542          8%

BASIC EARNINGS PER SHARE:
 Net earnings ..............    $    1.58       $    1.43         10%



                              SEPTEMBER 30,   DECEMBER 31,
                                   2000          1999
                              -------------   ------------
BALANCE SHEET ITEMS:
 Total assets ..............  $ 1,184,032     $ 1,140,180          4%
 Loans .....................      904,901         838,585          8%
 Deposits ..................      643,761         614,308          5%
 Stockholders' equity ......      159,348         151,949          5%
 Book value per share ......        18.81           17.39

DIRECTORS OF NATIONAL CITY                OFFICERS OF NATIONAL CITY
BANCORPORATION                            BANCORPORATION

David C. Malmberg                         David L. Andreas
CHAIRMAN OF THE BOARD                     PRESIDENT AND
National City Bancorporation              CHIEF EXECUTIVE OFFICER

Wendell R. Anderson*                      Thomas J. Freed
OF COUNSEL                                SECRETARY AND
Larkin, Hoffman, Daly and                 CHIEF FINANCIAL OFFICER
Lindgren Ltd.
                                          PRINCIPAL OFFICERS OF
David L. Andreas                          SUBSIDIARIES
PRESIDENT AND
CHIEF EXECUTIVE OFFICER                   DIVERSIFIED BUSINESS
National City Bancorporation              CREDIT, INC.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER                   Robert L. Olson
National City Bank of                     PRESIDENT AND
Minneapolis                               CHIEF EXECUTIVE OFFICER

Terry L. Andreas                          Janet L. Pomeroy
CHAIRMAN OF THE BOARD                     SENIOR VICE PRESIDENT
School for Field Studies
Beverly, Massachusetts                    NATIONAL CITY BANK
                                          OF MINNEAPOLIS
Michael J. Boris*
PRIVATE INVESTOR AND                      David L. Andreas
CONSULTANT                                PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER
Sharon Bredeson
PRESIDENT AND                             William J. Klein
CHIEF EXECUTIVE OFFICER                   EXECUTIVE VICE PRESIDENT
Staff-Plus, Inc.                          CLIENT SERVICES

John H. Daniels, Jr.*                     Thomas J. Freed
PARTNER                                   SENIOR VICE PRESIDENT AND
Willeke and Daniels                       CHIEF FINANCIAL OFFICER

James B. Goetz, Sr.                       Donald W. Kjonaas
PRESIDENT AND                             SENIOR VICE PRESIDENT
CHIEF EXECUTIVE OFFICER                   OPERATIONS
Goetz Companies

Esperanza Guerrero-Anderson*
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Milestone Growth Fund, Inc.

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Diversified Business Credit, Inc.

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company

*Members of the Audit Committee

NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER



National City Bank of Minneapolis
Stock Transfer Department
P.O. Box 1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:


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(PRINT NAME EXACTLY AS IT APPEARS ON STOCK CERTIFICATE)

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Signature_______________________________________________

NATIONAL CITY BANCORPORATION                                     BULK RATE
651 Nicollet Mall                                              U.S. POSTAGE
Minneapolis, Minnesota 55402-1611                                  PAID
Telephone 612-904-8503                                        MINNEAPOLIS, MN
                                                              PERMIT NO. 2816